Exhibit 99.1

Contact: Sylvia Wheeler SVP, Corporate Affairs 510 809 9264	Media Contact: Angela Bitting 925 202 6211 press@aduro.com

Aduro Biotech Announces Second Quarter 2015 Financial Results

Positive momentum and progress on clinical trials continue; well positioned for key near-term milestones

BERKELEY, Calif., August 10, 2015 – Aduro Biotech, Inc. (NASDAQ: ADRO) today reported financial results for the second quarter ended June 30, 2015.  Net loss was $26.3 million for the second quarter of 2015, or $0.50 per share, and $42.9 million, or $1.61 per share, for the six months ended June 30, 2015, compared to net loss of $3.6 million, or $12.27 per share, and $11.4 million, or $38.61 per share respectively, for the same periods in 2014.

Cash and cash equivalents totaled $465.9 million at June 30, 2015, compared to $119.5 million at December 31, 2014.  Total cash at June 30, 2015 included a $200.0 million upfront payment from Novartis Pharmaceuticals Corporation under the companies’ collaboration agreement, $124.2 million in net proceeds from Aduro’s initial public offering and an additional $25.0 million from a private placement to Novartis concurrent with the company’s IPO.

“We are making significant progress in our existing oncology programs driven by our in-house research and development teams and in collaboration with our academic and corporate partners, including Novartis and Janssen, and believe there is tremendous potential to explore new indications with our immunotherapy platform technologies,” said Stephen T. Isaacs, chairman, president and chief executive officer of Aduro.  “We look forward to completing enrollment in our Phase 2b ECLIPSE trial in pancreatic cancer and initiating trials in prostate and lung cancers, as well as multiple other cancers, with immunotherapeutic agents derived from our platforms.  In addition, based on continued encouraging data from our Phase 1b trial and following recent meetings with U.S. and European regulatory authorities, we are now planning to advance our mesothelioma program into a randomized global Phase 3 clinical trial next year.”

Recent Progress

•

Follow up of the seven long-term survivors in Phase 2a pancreatic cancer trial continues, with two patients continuing to receive the combination regimen of CRS-207 and GVAX Pancreas for almost three years

•	Completed patient enrollment in the Phase 1b mesothelioma trial evaluating the combination of CRS-207 and standard chemotherapy
•

Presented updated data from Phase 1b mesothelioma trial at the 2015 American Society of Clinical Oncology (ASCO) Meeting demonstrating 94% disease control following treatment with CRS-207 and standard chemotherapy

•	Conducted meetings with the U.S. FDA and Paul-Ehrlich-Institut to discuss Phase 3 plans for mesothelioma program
•	Published notable preclinical results for the STING-targeted CDN immuno-oncology platform in Science and Translational Medicine and Cell Reports

Key Upcoming Milestones

•	Complete enrollment in Phase 2b ECLIPSE trial in pancreatic cancer in the third quarter of 2015 and report top line results in the first half of 2016
•	Report top line results from the Phase 1b trial in mesothelioma in the first half of 2016
•	Complete enrollment in Phase 2 STELLAR trial in pancreatic cancer in the first quarter of 2016 and report interim results in the second half of 2016
•	Initiate randomized Phase 3 trial in mesothelioma in the first half of 2016
•	Initiate Phase 1 trials in lung and prostate cancer with novel LADD agents in collaboration with Janssen in the first quarter of 2016
•	Initiate Phase 1 trial in cutaneously accessible tumors with novel CDNs in collaboration with Novartis in the first half of 2016

Revenues were $9.9 million for the second quarter of 2015 and $19.5 million for the six months ended June 30, 2015, compared to $1.0 million for each of the three and six months ended June 30, 2014.  The increase was primarily due to recognition of a portion of the upfront fees and development-related milestones achieved under the Janssen agreements.

Research and development expenses were $13.5 million for the second quarter of 2015 and $24.2 million for the six months ended June 30, 2015, compared to $5.4 million and $10.1 million, respectively, for the same periods in 2014. This increase was primarily due to clinical and manufacturing expenses related to the Phase 2b ECLIPSE clinical trial of CRS-207/GVAX Pancreas immunotherapy in pancreatic cancer, licensing fees and compensation costs due to continued growth in the number of personnel.

General and administrative expenses were $5.9 million for the second quarter of 2015 and $12.1 million for the six months ended June 30, 2015, compared to $2.1 million and $3.5 million, respectively, for the same periods in 2014.  This increase was primarily due to increased personnel expenses to support the company’s expanding operations.

Loss from remeasurement of fair value of warrants was $16.7 million for the second quarter of 2015 and $26.1 million for the six months ended June 30, 2015, due to changes in the fair value of liability-classified warrants to purchase Aduro’s preferred and common stock.  In April 2015, all such warrants ceased being liability-classified as the contingency surrounding the number of shares issuable upon the warrant exercise expired.  As of June 30, 2015, all outstanding warrants were equity-classified and not subject to remeasurement.

About Aduro

Aduro Biotech, Inc. is a clinical-stage immuno-oncology company focused on the development of technology platforms to stimulate an immune response against cancer. Aduro’s lead platform is based on proprietary strains of live-attenuated, double-deleted (LADD) Listeria monocytogenes that induce a potent innate immune response and have been engineered to express tumor-associated antigens to induce tumor-specific T cell-mediated immunity. Aduro has received Breakthrough Therapy designation from the FDA for its lead LADD regimen, CRS-207 in combination with GVAX Pancreas in pancreatic cancer.  The company is evaluating the proprietary immuno-oncology combination in the ongoing Phase 2b ECLIPSE clinical trial and has additional ongoing clinical trials with its LADD platform in mesothelioma and glioblastoma. The company is also developing clinical candidates using cyclic dinucleotide (CDN) synthetic small molecule immune modulators that are designed to activate the intracellular STING receptor, a central mediator of the innate immune response. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our technology, plans and timing of our clinical trials and the potential for eventual regulatory approval of our product candidates. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our dependence on our lead product candidate, CRS-207, and GVAX Pancreas, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2015 to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ADURO BIOTECH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Collaboration and license revenue	$9,623	$883	$18,861	$883
Grant revenue	260	102	596	127
Total revenue	9,883	985	19,457	1,010
Operating expenses:
Research and development	13,533	5,403	24,179	10,132
General and administrative	5,882	2,134	12,092	3,518
Total operating expenses	19,415	7,537	36,271	13,650
Loss from operations	(9,532)	(6,552)	(16,814)	(12,640)
(Loss) Gain from remeasurement of fair value of warrants	(16,735)	25	(26,077)	(125)
Gain on extinguishment of convertible promissory notes	—	3,553	—	3,553
Interest expense	—	(996)	—	(2,350)
Other income, net	7	344	15	152
Net loss	$(26,260)	$(3,626)	$(42,876)	$(11,410)
Net loss per common share, basic and diluted	$(0.50)	$(12.27)	$(1.61)	$(38.61)
Weighted average common shares outstanding, basic and diluted	52,653,344	295,498	26,678,848	295,498

ADURO BIOTECH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$465,867	$119,456
Other current assets	3,729	5,765

Total current assets	469,596	125,221
Other assets	2,955	1,241

Total assets	$472,551	$126,462

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$14,109	$10,788
Deferred revenue	17,754	33,427

Total current liabilities	31,863	44,215
Deferred consideration from Novartis collaboration	200,000	—
Deferred revenue	—	2,592
Other non-current liabilities	—	989

Total liabilities	231,863	47,796

Convertible preferred stock	—	139,963

Total stockholders’ equity (deficit)	240,688	(61,297)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$472,551	$126,462

###